UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 31, 2012

ALARION FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	000-51843	20-3851373
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Northeast First Avenue, Ocala, Florida 34470

(address of principal executive offices)

Registrant’s telephone number: (352) 237-4500

  Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[    ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b) Departure of Directors or Principal Officers.

On August 31, 2012, Alarion Financial Services, Inc. (the “Company”) announced the retirement of Jon M. Kurtz, Chief Executive Officer and President of both the Company and its wholly-owned subsidiary Alarion Bank (the “Bank”). The retirement will be effective in October 2012 and Mr. Kurtz will assist the Company and the Bank in their transition to a new Chief Executive Officer and President by serving as a consultant. Mr. Kurtz will remain a member of the Boards of Directors of both the Company and the Bank.

The Company and the Bank have commenced a search for a new Chief Executive Officer and President. During this period, Company and Bank Chairperson Loralee W. Hutchinson will serve as Interim Chief Executive Officer and President. Ms. Hutchinson, age 63, has been a resident of the Gainesville area since 1982. She received a Baccalaureate degree in education from Georgia State University in 1971 and a Masters Degree in education from the University of Central Florida in 1979. Ms. Hutchinson earned her Masters while serving on the professional staff of the First Baptist Church of Winter Park, Florida, and as Director and Headmaster of its Learning Tree Preschool, also in Winter Park. From April 1998 through February 2004, Ms. Hutchinson was an organizer and a director of Millennium Bank in Gainesville, Florida. During that period, she also served on the Executive Committee, Loan Committee, and as Chairperson of the Marketing Committee. Her other experience includes the management of family-owned commercial, residential, and agricultural real estate businesses, and serving as President of Lake Area Development Company, a privately held local company. She is also a realtor and an independent contractor with Bosshardt Realty Services, Inc. in Gainesville, Florida. Ms. Hutchinson’s community activities include memberships in the Women’s Council of Realtors, and Council for Economic Outreach. She has also previously served several terms as a member of the Board of Directors of Oak Hall School

On August 31, 2012, the Company issued a letter regarding Mr. Kurtz’s retirement, which is furnished as an exhibit hereto.

ITEM 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this Report:

  99.1        Letter dated August 31, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   August 31, 2012

Alarion Financial Services, Inc.

(Registrant)

By:	/s/ Matthew Ivers
Matthew Ivers
Chief Financial Officer